Exhibit 10.1

     RESOLUTION FOR

HUDSON UNITED BANCORP

DIRECTOR SEVERANCE PLAN

         In light of the extensive time and education demands on Directors and the fact that Hudson United Bancorp and its subsidiaries have no retirement plan or benefits for Directors, the Board hereby adopts, effective as of the date of this meeting, the Hudson United Bancorp Directors Severance Plan (the "Plan").

         Under the Plan, a director of Hudson United Bancorp who served on the Board of Hudson United Bancorp on or after July 1, 2005, who has served more than 12 months on the Board of Directors of Hudson United Bancorp, and who ceases to be a director of Hudson United Bancorp for any reason whatsoever (other than a removal for cause involving a breach of the Hudson United Bancorp Code of Conduct) (such directors, the "Eligible Directors"), shall be entitled to be paid, within 10 business days following termination of service, a lump sum amount equal to the fees paid in the calendar year immediately prior to termination. This Plan may be amended or terminated at any time by the vote of two-thirds of all the directors then in office. This Plan shall be administered by the Board of Directors of Hudson United Bancorp.